Exhibit 99.1

Contacts:	Layne Christensen Company	The Equity Group Inc.
	Jerry W. Fanska	Devin Sullivan
	Sr. Vice President Finance	Sr. Vice President
	913-677-6858	212-836-9608
	www.layne.com	www.theequitygroup.com

THURSDAY, December 6, 2012

LAYNE CHRISTENSEN REPORTS THIRD QUARTER FISCAL 2013 FINANCIAL RESULTS

●
Net income from continuing operations for Q3 FY2013 was $8.8 million, or $0.45 per diluted share, compared to net income from continuing operations of $8.7 million, or $0.45 per diluted share, last year.

●	During Q3 FY2013, Layne’s Energy Division completed the sale of its exploration and production assets that were previously written down to market value, for $15 million.

●
Heavy Civil incurred a pre-tax loss of $5.5 million in Q3 FY2013 compared to a pre-tax loss of $3.7 million last year; however, improved by $3.4 million from Q2 FY2013 as a result of overhead reductions and the nearing of completion of low-margin legacy projects.

●
Mineral Exploration revenues and pre-tax earnings were down 15.0% and 34.5%, respectively, in Q3 FY2013 compared to Q3 FY2012, primarily reflecting reduced mine exploration activities by our clients in Australia and Africa.

●
As of October 31, 2012, cash and cash equivalents were $44.3 million, long-term debt, excluding current maturities, was $118.3 million, and Layne stockholders’ equity was $435.9 million ($21.99 per share).

 “Our Water Resources, Inliner, and Geoconstruction segments each reported increased profitability over the same period last year. Heavy Civil’s pre-tax loss in Q3 FY2013 declined by 38% from the immediately preceding second quarter, reflecting the success of our cost cutting initiatives, management changes at this business, and a deliberate migration toward negotiated work. Although there is still much to be done, we are also very pleased with Heavy Civil’s progress in working through low margin legacy backlog while winning new projects with higher associated margins. New business development at each of our Divisions remains a high priority. Global economic and credit uncertainty produced a decline in mineral exploration activity in Australia and Africa, the result of which was lower quarterly revenues at our Mineral Exploration business. This revenue decline and the impact of fixed segment overhead costs combined to produce a notable decrease in segment pre-tax earnings in Q3 FY2013. Although we expect to maintain profitability at our Mineral Exploration segment in Q4 FY2013, we now expect Mineral Exploration’s pre-tax earnings for FY2013 will be down 15-20% as compared with FY2012 results. Layne’s overall profitability for Q3 FY2013 was also positively impacted by the reversal of previously established reserves for uncertain tax positions.”

--Rene J. Robichaud, President and Chief Executive Officer

Financial Data	Three Months		%	Nine Months		%
(000's, except per share data)	10/31/12	10/31/11	Change	10/31/12	10/31/11	Change
Revenues
--Water Resources	$72,962	$70,320	3.8	$213,582	$207,096	3.1
--Inliner	32,115	36,959	(13.1)	101,682	97,607	4.2
--Heavy Civil	70,472	88,463	(20.3)	219,723	265,235	(17.2)
--Geoconstruction	44,816	21,085	112.5	104,208	64,199	62.3
--Water Infrastructure	220,365	216,827	1.6	639,195	634,137	0.8
--Mineral Exploration	61,263	72,109	(15.0)	202,254	203,873	(0.8)
--Other	1,251	877	42.6	4,433	2,824	57.0
Total revenues	$282,879	$289,813	(2.4)	$845,882	$840,834	0.6
Net income from continuing operations attributable to
Layne Christensen Company**	$8,823	$8,708	1.3	$10,559	$31,485	(66.5)
Diluted income per share - continuing operations	$0.45	$0.45	-	$0.53	$1.60	(66.9)

Net income (loss) attributable to
Layne Christensen Company**	$8,476	$8,753	(3.2)	$(11,799)	$32,429	(136.4)
Diluted income (loss) per share	$0.43	$0.45	(4.4)	$(0.60)	$1.65	(136.4)

Reconciliation to non-GAAP Financial Data	Three Months		%	Nine Months		%
(000's, except per share data)	10/31/2012	10/31/2011	Change	10/31/2012	10/31/2011	Change
Net income (loss) from continuing operations attributable to
Layne Christensen Company	$8,823	$8,708	1.3	$10,559	$31,485	(66.5)
Loss on remeasurement of equity investment	-	-	***	7,705	-	***

Net income from continuing operations attributable to
Layne Christensen Company excluding loss on
remeasurement of equity investment*	$8,823	$8,708	1.3	$18,264	$31,485	(42.0)
Diluted income per share - continuing operations excluding
loss on remeasurement of equity investment	$0.45	$0.45	-	$0.92	$1.60	(40.0)

* Management believes the exclusion of this item provides a useful basis for evaluating underlying business performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business performance utilizing GAAP financial information.
** During the third quarter of fiscal 2013, the Company completed the sale of the exploration and production assets of its Energy Division for $15 million. Results of the Energy Division recorded as discontinued operations was a loss (net of tax) of $0.3 million for Q3 FY2013.
*** Not meaningful

-more-

MISSION WOODS, KANSAS, Thursday, December 6, 2012 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2013 third quarter (Q3 FY2013) and nine months ended October 31, 2012, including a discussion of results of operations by division.

Revenues for Q3 FY2013 decreased $6.9 million, or 2.4%, to $282.9 million from $289.8 million for the fiscal 2012 third quarter ended October 31, 2011.  This decline was driven primarily by lower revenues at Heavy Civil, Inliner, and Mineral Exploration, partially offset by higher revenues at the Geoconstruction and Water Resources divisions.  Refer to division data below for additional details.

Net income from continuing operations for Q3 FY2013 was $8.8 million, or $0.45 per diluted share, compared to $8.7 million, or $0.45 per diluted share, in the same period last year.  Net income for Q3 FY2013, including discontinued operations, was $8.5 million, or $0.43 per diluted share compared to $8.8 million, or $0.45 per diluted share, in last year’s third quarter.

Cost of revenues decreased $1.7 million, or 0.8%, to $224.7 million (79.4% of revenues) for Q3 FY2013 from $226.4 million (78.1% of revenues) for the same period last year. Margin pressures across most divisions, especially those exposed to the municipal sector, and cost overruns in Heavy Civil increased cost of revenues as a percentage of revenues for Q3 FY2013.

Selling, general and administrative expenses decreased 10.1% to $38.8 million (13.7% of revenues) for Q3 FY2013 from $43.2 million (14.9% of revenues) for the same period last year. The decline was primarily due to lower legal and professional fees of $2.5 million, lower operating taxes of $2.0 million due to a prior year assessment made in a foreign jurisdiction, and $2.4 million lower compensation costs due to severance costs incurred in the prior year related to the transition of the chief executive officer and other executives.

Depreciation and amortization increased 14.4% to $15.7 million for Q3 FY2013 from $13.8 million for the same period last year, primarily the result of additional assets from acquisitions and property additions.

Equity in earnings of affiliates decreased 24.1% to $4.9 million for Q3 FY2013 from $6.5 million for the same period last year. The decrease is primarily due to the purchase on May 30, 2012, of the remaining 50% interest in Diberil, a previously non-controlled equity investment, the current earnings from which  are now consolidated and no longer recorded as equity in earnings.

Interest expense increased to $1.6 million for Q3 FY2013 from $0.7 million for the same period last year, the result of increased borrowings on our credit facilities to fund capital expenditures, acquisitions and working capital needs.

Other income, net, for Q3 FY2013 consisted primarily of recognition of $0.7 million of previously deferred gain on the sale of an operating facility in California, gains on other sales of surplus equipment of $0.6 million and foreign exchange losses of $0.7 million.

An income tax benefit of $1.0 million was recorded for continuing operations for Q3 FY2013 compared to income tax expense for continuing operations of $4.2 million for Q3 FY2012.  The Company had several discrete period items impacting the tax rate for Q3FY2013, as certain of the Company’s tax years in the U.S. and foreign jurisdictions were closed with no adjustments, resulting in the reversal of previously established reserves for uncertain tax positions totaling $3.1 million. The effective tax rate for continuing operations for  Q3 FY2013, excluding these discrete items, was 26.5%  compared to 30.6% in Q3 FY2012.  The decrease in the effective rate without regard to discrete items as compared to the prior year was primarily due to a change in the mix of domestic and foreign income along with the favorable tax treatment of equity in earnings of affiliates which are permanently reinvested.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q3 FY2013 of each segment follows the table.

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2012	2011	2012	2011
Revenues
Water Resources	$72,962	$70,320	$213,582	$207,096
Inliner	32,115	36,959	101,682	97,607
Heavy Civil	70,472	88,463	219,723	265,235
Geoconstruction	44,816	21,085	104,208	64,199
Water Infrastructure	220,365	216,827	639,195	634,137
Mineral Exploration	61,263	72,109	202,254	203,873
Other	1,251	877	4,433	2,824
Total revenues	$282,879	$289,813	$845,882	$840,834
Equity in earnings of affiliates
Geoconstruction	$-	$1,236	$3,488	$2,161
Mineral Exploration	4,947	5,284	15,581	16,864
Total equity in earnings of affiliates	$4,947	$6,520	$19,069	$19,025
Income (loss) from continuing operations before income taxes
Water Resources	$4,372	$1,122	$9,023	$15,166
Inliner	2,791	2,430	7,927	7,815
Heavy Civil	(5,487)	(3,658)	(21,632)	(3,336)
Geoconstruction	5,233	4,313	4,617	9,219
Water Infrastructure	6,909	4,207	(65)	28,864
Mineral Exploration	10,535	16,074	46,854	52,139
Other	(1,010)	(750)	(2,989)	(2,078)
Unallocated corporate expenses	(6,794)	(5,083)	(23,481)	(22,354)
Interest expense	(1,604)	(700)	(3,020)	(1,761)
Total income from continuing operations before income taxes	$8,036	$13,748	$17,299	$54,810

Division Data

Water Resources Division	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2012	2011	2012	2011
Revenues	$72,962	$70,320	$213,582	$207,096
Income before income taxes	4,372	1,122	9,023	15,166

Water Resources Division revenues increased $2.6 million, or 3.8%, for Q3 FY2013, primarily the result of projects beginning in Ethiopia and improved performance in the Southeast and Midwest Groups due to drought-related projects.

The increase in income before income taxes was primarily the result of the improved revenue performance in the Southeast and Midwest regions, and steps being taken to rationalize overhead costs in the water treatment product lines.

The backlog in the Water Resources Division was $89.8 million as of October 31, 2012, compared to $92.0 million as of July 31, 2012, and $110.4 million as of October 31, 2011.

Inliner Division	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2012	2011	2012	2011
Revenues	$32,115	$36,959	$101,682	$97,607
Income before income taxes	2,791	2,430	7,927	7,815

Inliner Division revenues decreased $4.8 million, or 13.1%, for Q3 FY2013, due mostly to activity in two U.S. offices which, during the quarter, were in the process of completing significant projects and waiting to mobilize to new projects. Despite lower revenues in those offices, income before income taxes for Q3 FY2013 increased 14.9% due to an improved mix of business in other Inliner offices.

The backlog in the Inliner Division was $64.0 million as of October 31, 2012, compared to $65.2 million as of July 31, 2012, and $91.0 million as of October 31, 2011.

Heavy Civil Division	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2012	2011	2012	2011
Revenues	$70,472	$88,463	$219,723	$265,235
Income (loss) before income taxes	(5,487)	(3,658)	(21,632)	(3,336)

The decline in revenues for the Heavy Civil Division in Q3 FY2013 was primarily due to a decrease of $19.8 million for plant construction work.  We continue to be more selective as we seek projects with higher margin opportunities.  As a result, we have significantly reduced our plant construction operations in most areas of the country since this type of work does not currently meet our profit criteria.

The pre-tax loss at Heavy Civil for Q3 FY2013 increased by $1.8 million, or 50.0%, from last year’s third quarter, due to reduced activity levels, continued cost overruns on certain projects, and excess administrative overhead costs.  However, the Q3 FY2013 loss declined by $3.4 million, or 38.0%, from Q2 FY2013.  We are focused on completing low margin legacy projects as cost efficiently as possible while securing new business with a higher margin potential.  We are also reducing overhead at Heavy Civil.  Headcount in the division is 19% less than last year.

The backlog in the Heavy Civil Division was $325.8 million as of October 31, 2012, compared to $309.4 million as of July 31, 2012, and $261.5 million as of October 31, 2011. The backlog at October 31, 2012, includes the previously announced project for Islamorada, Florida, for $88.7 million, which is expected to proceed over the next two years.

Geoconstruction Division	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2012	2011	2012	2011
Revenues	$44,816	$21,085	$104,208	$64,199
Income before remeasurement of equity investment	5,233	4,313	12,322	9,219
Loss on remeasurement of equity investment	-	-	(7,705)	-
Income before income taxes	5,233	4,313	4,617	9,219
Equity in earnings of affiliate, included in above earnings	-	1,236	3,488	2,161

On May 30, 2012, the Geoconstruction Division acquired the remaining 50% of Diberil. Subsequent to that date, the results of Diberil are reported on a consolidated basis, rather than on an equity basis as had been done previously.

Geoconstruction Division revenues increased $23.7 million in Q3 FY2013, which reflected revenue of $15.6 million due to the Diberil consolidation (no comparable amount was recorded last year), as well as revenues associated with the progress of a ground stabilization project in Washington D.C.

Including its consolidated and equity basis results, Diberil contributed $4.7 million of income before income taxes for Q3 FY2013, compared to $1.2 million in the same period last year. Results at Diberil have improved over the last year due to good performance on a river crossing project in the Amazon.

Income before income taxes increased $0.9 million for Q3 FY2013 from the prior year period, due to the Diberil results as discussed above, offset by the adverse impact of upfront start-up costs on more recent projects.

The backlog in the Geoconstruction Division was $42.7 million as of October 31, 2012, compared to $71.5 million as of July 31, 2012, and $30.7 million as of October 31, 2011.

Mineral Exploration Division	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2012	2011	2012	2011
Revenues	$61,263	$72,109	$202,254	$203,873
Income before income taxes	10,535	16,074	46,854	52,139
Equity in earnings of affiliates, included in above earnings	4,947	5,284	15,581	16,864

Mineral Exploration Division revenues decreased $10.8 million, or 15.0%, for Q3 FY2013 from the same period last year. The decline in revenues for the three months was primarily in Australia and Africa, reflecting reduced mine exploration activities by our clients.

Income before income taxes decreased $5.5 million, or 34.5%, for Q3 FY2013 as compared to last year. Management has taken steps to reduce overhead to offset the impact of the decrease in revenues noted above; however, certain expenses such as depreciation on previously acquired assets cannot be reduced in the short term. The combination of the lower activity levels and fixed overhead costs produced the earnings decline during the quarter.

Equity in earnings from our affiliates in Latin America was also impacted during Q3 FY2013 by slowdowns in mineral exploration activity.

Other	Three Months		Nine Months
	Ended October 31,		Ended October 31,
(in thousands)	2012	2011	2012	2011
Revenues	$1,251	$877	$4,433	$2,824
Loss before income taxes	(1,010)	(750)	(2,989)	(2,078)

Other revenues and losses before income taxes are primarily from our Layne Energy Services initiative of expanding water related services to the energy markets.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $6.8 million for Q3 FY2013 compared to $5.1 million for the same period last year. The increase was primarily due to increases in legal and professional expenses and various other expense categories.

Corporate Headquarters Consolidation

As announced today, Layne’s Board of Directors has approved the relocation of the Company’s global corporate headquarters from Mission Woods, Kansas, to The Woodlands, a suburb of Houston, Texas. The move is expected to commence in Spring 2013 and be completed by Winter 2013. The move will involve most executive positions in Layne’s corporate leadership, as well as certain other management and staff positions. Most senior executives from Layne’s six divisions will ultimately consolidate into the Houston headquarters.

In connection with this relocation, the Company expects that it will incur pre-tax charges of approximately $14-$17 million, associated with personnel relocation, employee attrition and replacement, and office relocation and other costs. Estimated expenses of $2-3 million will be incurred in Q4 FY2013, with a substantial part of the remaining costs incurred in FY2014.

Conference Call

Rene Robichaud, President & CEO, and Jerry W. Fanska, Senior Vice President -- Finance, will conduct a conference call at 11:00 AM ET / 10:00 AM CT this morning to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information sector of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2012	2011	2012	2011
Revenues	$282,879	$289,813	$845,882	$840,834
Cost of revenues (exclusive of depreciation, depletion,
amortization shown below)	(224,742)	(226,416)	(674,516)	(652,819)
Selling, general and administrative expenses	(38,827)	(43,212)	(120,916)	(120,156)
Depreciation, depletion and amortization	(15,736)	(13,756)	(45,593)	(39,994)
Loss on remeasurement of equity investment	-	-	(7,705)	-
Equity in earnings of affiliates	4,947	6,520	19,069	19,025
Interest expense	(1,604)	(700)	(3,020)	(1,761)
Other income (expense), net	1,119	1,499	4,098	9,681
Income before income taxes	8,036	13,748	17,299	54,810
Income tax (expense) benefit	976	(4,212)	(6,151)	(21,363)
Net income from continuing operations	9,012	9,536	11,148	33,447
Net income (loss) from discontinued operations	(347)	45	(22,358)	944
Net income (loss)	8,665	9,581	(11,210)	34,391
Net income attributable to noncontrolling interests	(189)	(828)	(589)	(1,962)
Net income (loss) attributable to Layne Christensen Company	$8,476	$8,753	$(11,799)	$32,429

Earnings per share information attributable to
Layne Christensen shareholders:
Basic income per share - continuing operations	0.45	0.45	0.54	1.62
Basic income (loss) per share - discontinued operations	(0.01)	0.00	(1.15)	0.05
Basic income (loss) per share	$0.44	$0.45	$(0.61)	$1.67

Diluted income per share - continuing operations	0.45	0.45	0.53	1.60
Diluted income (loss) per share - discontinued operations	(0.02)	0.00	(1.13)	0.05
Diluted income (loss) per share	$0.43	$0.45	$(0.60)	$1.65
Weighted average shares outstanding - basic	19,487	19,460	19,477	19,452
Dilutive stock options and nonvested shares	287	144	319	200
Weighted average shares outstanding - dilutive	19,774	19,604	19,796	19,652

	As of
	October 31,	January 31,
(in thousands)	2012	2012
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$44,325	$41,916
Working capital, including current maturities of long term debt	190,871	136,404
Total assets	838,862	805,836
Total long term debt, excluding current maturities	118,340	52,716
Total Layne Christensen Company stockholders' equity	435,926	448,665

Common shares issued and outstanding	19,826	19,669